Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-3 No. 333-120302),
(2) Registration Statement (Form S-3 No. 333-136802),
(3) Registration Statement (Form S-3 No. 333-137268),
(4) Registration Statement (Form S-8 No. 333-120579),
(5) Registration Statement (Form S-8 No. 333-110085), and
(6) Registration Statement (Form S-3 No. 333-144695),
of our report dated March 13, 2008, with respect to the consolidated financial statements of Micromet, Inc. and our report dated March 13, 2008, with respect to the effectiveness of internal control over financial reporting of Micromet, Inc., included in this Annual Report (Form 10-K) of Micromet, Inc. for the year ended December 31, 2007.
/s/ Ernst & Young AG WPG
Munich, Germany
March 13, 2008